Exhibit 4.1

MELLON FINANCIAL CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

Effective June 1, 1996

Amended Effective January 1, 1999

Amended Effective January 15, 1999

Amended Effective January 1, 2002

Amended Effective September 15, 2003

i

ARTICLE II		4

ADMINISTRATION		4

2.1	Administrator	4
2.2	Powers and Duties	4
2.3	Procedures	6
2.4	Establishment of Rules	6
2.5	Limitation of Liability	6
2.6	Compensation and Insurance	6
2.7	Removal and Resignation	7
2.8	Claims Procedure	7

ARTICLE III		7

PARTICIPATION AND DEFERRAL COMMITMENTS		7

3.1	Eligibility and Participation	7
3.2	Duration of Deferral Commitment	7
3.3	Basic Forms of Deferral	8
3.4	Limitations on Deferrals	8
3.5	Modification of Deferral Commitments	9
3.6	Commencement of Deferral Commitment	9

ARTICLE IV		9

DEFERRED COMPENSATION ACCOUNTS		9

4.1	Accounts	9
4.2	Elective Deferred Compensation	9
4.3	Crediting Rate	9
4.4	Determination of Accounts	10
4.5	Vesting of Accounts	10
4.6	Statement of Accounts	10
4.7	Retirement Plan Make-Up	10
4.8	Retirement Savings Plan Make-Up	13
4.9	Retirement Plan and Retirement Savings Plan Offsets	13

ARTICLE V		14

PLAN BENEFITS		14

5.1	Plan Benefit	14
5.2	Retirement Benefit	15
5.3	Form of Benefit Payment Upon Termination of Employment	16
5.4	Survivor Benefits	16
5.5	Hardship Distributions	18
5.6	Disability	18
5.7	Valuation and Settlement	18
5.8	Change in Control and Lump Sum Payments	19
5.9	Continuous Service	21
5.10	Distributions from General Assets	21
5.11	Withholding and Payroll Taxes	21
5.12	Payment to Guardian	21
5.13	Small Benefit	21
5.14	Protective Provisions	22
5.15	Notices and Elections	22

ARTICLE VI		22

DESIGNATION OF BENEFICIARY		22

6.1	Designation of Beneficiary	22
6.2	Failure to Designate Beneficiary	22

ARTICLE VII		23

FORFEITURES TO COMPANY		23

7.1	Distribution of Participants’ Interests When Company is Unable to Locate Distributees	23

ARTICLE VIII		23

MAINTENANCE OF ACCOUNTS		23

ARTICLE IX		23

AMENDMENT AND TERMINATION OF THE PLAN		23

9.1	Amendment	23
9.2	Company’s Right to Terminate	24

ARTICLE X		24

SPENDTHRIFT PROVISIONS		24

ARTICLE XI		25

MISCELLANEOUS		25

11.1	Right of Employers to Dismiss Employees; Obligations	25
11.2	Title to and Ownership of Assets Held for Accounts	25
11.3	Nature of Liability to Participants	25
11.4	Text of Plan to Control	25
11.5	Law Governing and Severability	25
11.6	Name	25
11.7	Gender	26
11.8	Trust Fund	26
11.9	Ineligible Participant	26

MELLON FINANCIAL CORPORATION

ELECTIVE DEFERRED COMPENSATION PLAN

Effective as amended September 15, 2003

PREAMBLE

The purpose of this Elective Deferred Compensation Plan (the “Plan”) is to provide opportunities for a select group of management or highly compensated employees of certain Subsidiaries of Mellon Financial Corporation (the “Company”) to accumulate supplemental funds for retirement, special needs prior to retirement, or death. The Plan will be effective as amended as of September 15, 2003.

The Company hereby declares that its intention is to create an unfunded Plan primarily for the purpose of providing a select group of management or highly compensated employees of the Company and of its affiliated organizations with deferred compensation in accordance with their individual elections. It is also the intention of the Company that the Plan be an “employee pension benefit plan” as defined in Section 3(2) of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) and that the Plan be the type of plan described in Sections 201(2), 301(3) and 401(a)(1) of Title I of ERISA. The Corporate Benefits Committee (“Committee” or “CBC”) shall be the administrator responsible for fulfilling the duties and responsibilities imposed upon “administrators” of plans subject to Parts 1 and 5 of Title 1 of ERISA.

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the following meanings unless the content clearly indicates otherwise:

1.1 Account. “Account” means the device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan. Separate Accounts will be established for each Participant and as may otherwise be required.

1.2 Beneficiary. “Beneficiary” means the person who under this Plan becomes entitled to receive a Participant’s interest in the event of his or her death.

1.3 Board. “Board” means the Board of Directors of the Company or any committee thereof acting within the scope of its authority.

1.4 Committee. “Committee” means the Corporate Benefits Committee appointed to administer the Plan pursuant to Article II.

1.5 Company. “Company” means Mellon Financial Corporation, a Pennsylvania corporation, and any successor in interest.

1.6 Continuous Service. “Continuous Service” means the period of continuous employment of a Participant by an Employer determined in accordance with Section 5.9 and shall include prior service with an Employer acquired by the Company or a Subsidiary, so long as Employer employed the Participant at the time of acquisition by the Company or a Subsidiary.

1.7 Declared Rate. “Declared Rate” means the greater of 7.5% or the T-Note Rate that is applicable to the Plan Year.

1.8 Deferral Commitment. “Deferral Commitment” means a deferral commitment made by a Participant pursuant to Article III for which a Deferral Election has been submitted by the Participant to the Committee.

1.9 Deferral Election. “Deferral Election” means the agreement to defer receipt of compensation submitted by a Participant to the Committee prior to the commencement of the period in which the deferred compensation is to be earned.

1.10 Disability. “Disability” means total and permanent incapacity of a Participant to perform the usual duties of his or her employment with his or her Employer as determined by his or her Employer based upon competent medical evidence. If a Participant makes application for disability benefits under the Employer’s group long term disability plan, as now in effect or as hereafter amended, and qualifies for such benefits, he shall be presumed to be totally disabled, subject to the Employer’s determination that the disability is such that it may be regarded as total and permanent in nature.

1.11 Early Retirement. “Early Retirement” means Termination of Employment of a Participant, other than by reason of death, on or after the date on which the Participant has attained age fifty-five (55), but has not yet attained age sixty-five (65); provided, however, that for Participants who were members of the Employees’ Retirement Plan of George B. Buck Consulting Actuaries, Inc. on July 1, 1997, and who have continued in the employment of the Company or any other Subsidiary, “Early Retirement” shall also mean Termination of Employment on or after the attainment of age fifty (50), but before the attainment of age fifty-five (55), with fifteen (15) years of credited service under the Retirement Plan.

1.12 Effective Date. “Effective Date” means June 1, 1996.

1.13 Elective Deferred Compensation. “Elective Deferred Compensation” means the amount of compensation that a Participant elects to defer pursuant to a Deferral Commitment.

1.14 Employer. “Employer” means the Company or one of its Subsidiaries.

1.15 Enrollment Period. “Enrollment Period” means an annual fall enrollment period during which eligible employees may file new or amended Deferral Elections.

1.16 Financial Hardship. “Financial Hardship” means an immediate and substantial financial need of the Participant or Beneficiary, determined by the Committee on the basis of written information supplied by the Participant in accordance with such standards as are, from time to time, established by the Committee.

1.17 Head of the Human Resources Department. “Head of the Human Resources Department” means the head of the Mellon Financial Corporation Human Resources Department.

1.18 Normal Retirement. “Normal Retirement” means Termination of Employment of a Participant, other than by reason of death, on or after the date on which the Participant has attained age sixty-five (65).

1.19 Participant. “Participant” means any eligible individual who is participating in this Plan as provided in Article III.

1.20 Plan. “Plan” means this “Elective Deferred Compensation Plan” as set forth in this document and as the same may be amended, administered or interpreted from time to time.

1.21 Plan Year. “Plan Year” means each calendar year beginning on January 1 and ending on December 31.

1.22 Retirement Plan. “Retirement Plan” means the Mellon Bank Retirement Plan, the Dreyfus Corporation Pension Plan and the Boston Company Retirement Income Plan, as presently constituted and as amended from time to time.

1.23 Retirement Plan Make-Up Account. “Retirement Plan Make-Up Account” means an account established pursuant to Section 4.7 to enable a Participant to receive benefits that are lost under the Retirement Plan as the result of deferrals under this Plan.

1.24 Retirement Savings Plan. “Retirement Savings Plan” means the Mellon 401(k) Retirement Savings Plan, as presently constituted and as amended from time to time.

1.25 Retirement Savings Plan Augmentation Account. “Retirement Savings Plan Augmentation Account” means an account established pursuant to Section 4.8 to enable a Participant to receive Employer matching contributions that are lost under the Retirement Savings Plan as a result of deferrals under this Plan.

1.26 Subsidiary. “Subsidiary” means a corporation the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and which the

Chairman and Chief Executive Officer of the Company approve for participation in the Plan.

1.27 Termination of Employment. “Termination of Employment” means termination of a Participant’s employment with all Employers and the end of any contract and severance pay period.

1.28 T-Note Rate. “T-Note Rate” means for each Plan Year the interest rate that is equivalent to an effective annual yield equal to the 120 month rolling average of ten-year United States Treasury Notes as of the July 31 preceding the applicable Plan Year. This rate will be determined once each year by an outside source selected by the Company.

1.29 Valuation Date. “Valuation Date” means the last day of each month, or such other dates as the Committee may determine in its discretion, which may be either more or less frequent, for the valuation of Participants’ Accounts.

1.30 Variable Fund Options. “Variable Fund Options” means the variable rate investment fund alternatives approved by the Committee and offered to Participants for that Plan Year.

1.31 Window Period. “Window Period” means a period of ten business days which begins on the third business day following the date of release of annual or quarterly earnings of the Company and ends on the twelfth business day following such date, or such other period as the Committee may determine in its discretion.

ARTICLE II

ADMINISTRATION

2.1 Administrator. Except as hereinafter provided, the Committee shall be responsible for the administrative responsibilities hereinafter described with respect to the Plan. Whenever any action is required or permitted to be taken in the administration of the Plan, the Committee shall take such action unless the Committee’s power is expressly limited herein or by operation of law. The Committee shall be the Plan “Administrator” (as such term is defined in Section 3(16)(A) of ERISA). The Committee may delegate its duties and responsibilities as it, in its sole discretion, deems necessary or appropriate to the execution of such duties and responsibilities. The Committee as a whole or any of its members may serve in more than one capacity with respect to the Plan.

2.2 Powers and Duties. The Committee, or its delegates, shall maintain and keep (or cause to be maintained and kept) such records as are necessary for the efficient operation of the Plan or as may be required by any applicable law, regulation, or ruling and shall provide for the preparation and filing of such forms, reports, information, and documents as may be required to be filed with any governmental agency or department and with the Plan’s Participants and/or other Beneficiaries.

Except to the extent expressly reserved to the Company, an Employer or the Board, the Committee shall have all powers necessary to carry out the administrative provisions of the Plan and to satisfy the requirements of any applicable law or laws. These powers shall include, by way of illustration and not limitation, the exclusive powers and discretionary authority necessary to:

(a) construe and interpret the Plan; decide all questions of eligibility; decide all questions of fact relating to claims for benefits; and determine the amount, time, manner, method, and mode of payment of any benefits hereunder;

(b) direct the Employer, and/or the trustee of any trust established at the discretion of the Company to provide for the payment of benefits under the Plan, concerning the amount, time, manner, method, and mode of payment of any benefits hereunder;

(c) prescribe procedures to be followed and forms to be used by Participants and/or other persons in filing applications or elections;

(d) prepare and distribute, in such manner as may be required by law or as the Committee deems appropriate, information explaining the Plan; provided, however, that no such explanation shall contravene the terms of this Plan or increase the rights of any Participant or Beneficiary or the liabilities of the Company or any Employer;

(e) require from the Employer and Participants such information as shall be necessary for the proper administration of the Plan;

(f) appoint and retain individuals to assist in the administration and construction of the Plan, including such legal, clerical, accounting, and actuarial services as it may require or as may be required by any applicable law or laws;

(g) approve the funds that will be offered as the Variable Fund Options for any Plan Year; and

(h) perform all functions otherwise imposed upon a plan administrator by ERISA which are not expressly reserved to the Company, an Employer, or the Board, including, but not limited to, those supplemental duties and responsibilities described in the “Mellon Financial Corporation Corporate Benefits Committee Charter and Summary of Operations” approved by the Board on September 17, 1991 (the “CBC Charter”).

Without intending to limit the generality of the foregoing, the Committee shall have the power to amend the Plan, in whole or in part, in order to comply with applicable law; provided, however, that no such amendment may increase the duties and obligations of any Employer without the consent of the affected Employer(s). Except as provided in the preceding sentence or unless directed by the Human Resources Committee of the Board or otherwise required by law, the Committee shall have no power to adopt, amend, or terminate the Plan, said powers being exclusively reserved to the Human Resources Committee of the Board.

2.3 Procedures. The Committee shall be organized and conduct its business with respect to the Plan in accordance with the organizational and procedural rules set forth in the CBC Charter.

Notwithstanding the foregoing, if any member of the Committee shall be a Participant hereunder, then in any matters affecting any member of the Committee in his or her individual capacity as a Participant hereunder, separate and apart from his or her status as a member of the group of Participants, such interested member shall have no authority to vote in the determination of such matters as a member of the Committee, but the Committee shall determine such matter as if said interested member were not a member of the Committee; provided, however, that this shall not be deemed to take from said interested member any of his or her rights hereunder as a Participant. If the remaining members of the Committee should be unable to agree on any matter so affecting an interested member because of an equal division of voting, the Human Resources Committee of the Board shall appoint a temporary member of the Committee in order to create an odd number of voting members.

2.4 Establishment of Rules. The Committee shall have specific authority in its sole discretion to construe and interpret the terms of the Plan related to its powers and duties, and to the extent that the terms of the Plan are incomplete, the Committee shall have authority to establish such rules or regulations related to its powers and duties as it may deem necessary and proper to carry out the intent of the Company as to the purposes of the Plan.

2.5 Limitation of Liability. The Board, the members of the Committee, and any officer, employee, or agent of the Company or any Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company or any Employer for any act, or failure to act, made in good faith in relation to the Plan. No bond or other security shall be required of any such individual solely on account of any such individual’s power to direct the employer to make the payments required hereunder.

2.6 Compensation and Insurance. Members of the Committee shall serve without compensation for their services as such. Expenses incurred by members of the Committee in the performance of their duties as herein provided, and the compensation and expenses of persons retained or employed by the Committee for services rendered in connection with the Plan shall, upon approval by the Committee, be paid or reimbursed by the Company.

The Company shall indemnify and/or maintain and keep in force insurance in such form and amount as may be necessary in order to protect the members of the Committee, their delegates and appointees (other than persons who are independent of the Company and are rendering services to the Committee or to or with respect to the Plan) from any claim, loss, damage, liability, and expense (including costs and attorneys’ fees) arising from their acts or failures to act with respect to the Plan, except where such actions or failures to act involve willful misconduct or gross negligence.

2.7 Removal and Resignation. Any member of the Committee may resign and the Company may remove any member of the Committee in accordance with the procedures established by the CBC Charter. The Committee shall remain fully operative pending the filling of any vacancies, the remaining Committee members having full authority to administer the Plan.

2.8 Claims Procedure. The right of any Participant or Beneficiary to receive a benefit hereunder and the amount of such benefit shall be determined in accordance with the procedures for determination of benefit claims established and maintained by the Committee in compliance with the requirements of Section 503 of ERISA; which separate procedures, entitled Procedures for Determination of Benefit Claims, are incorporated herein by this reference.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to make a Deferral Commitment shall be limited to a select group of management or highly compensated employees of the Company or its Subsidiaries designated by the Director of the Human Resources Department in accordance with criteria set forth from time to time by the Human Resources Committee of the Board. Eligibility for any employee of the Company or its Subsidiaries may be denied at any time by the Director of the Human Resources Department based on valid business reasons consistently applied; provided, however, that no such denial shall have a retroactive effect. Employees shall not be permitted to file Deferral Elections covering base salary or annual cash bonus/incentive under this Plan if they are also eligible to participate in the Company’s Elective Deferred Compensation Plan for Senior Officers.

(b) Participation. An eligible employee may elect to participate in the Plan by submitting a Deferral Election to the Committee or its delegates during the Enrollment Period preceding the commencement of the period in which the deferred compensation is to be earned.

3.2 Duration of Deferral Commitment.

(a) Except as provided in Section 3.2(d) below for long-term incentive awards, a Deferral Commitment shall continue in effect until the Participant files a subsequent Deferral Election changing the amount of or stopping such Deferral Commitment.

(b) Except as provided in Section 5.8 below, a subsequent Deferral Election shall become effective beginning with the next Plan Year following the date it is filed. A subsequent Deferral Election shall not apply to any deferrals which represent payments for services performed prior to the beginning of the first Plan Year to which it applies, but otherwise shall apply to all future deferrals covered by the Deferral Commitment.

(c) A Participant’s Deferral Commitments shall terminate upon the Participant’s Termination of Employment.

(d) Deferral Commitments for long-term incentive awards shall be irrevocable.

3.3 Basic Forms of Deferral. A Participant may file a Deferral Election to defer any or all of the following forms of compensation:

(a) Salary Deferrals. A Participant may elect to defer a portion of base salary. The amount to be deferred shall be stated as a whole number percentage or dollar amount of base salary.

(b) Annual Bonus Deferrals. A Participant may elect to defer annual cash bonus/incentive amounts to be paid by the Employer. The amount to be deferred shall be stated as a whole number percentage or dollar amount of such cash bonus.

(c) Long-Term Incentive. A Participant may elect to defer 100 percent of eligible cash bonus amounts to be paid by the Employer with respect to eligible long-term incentive awards.

(d) Special Deferrals. A Participant may elect any special Deferral Commitment that is authorized by the Head of the Human Resources Department in his or her discretion.

3.4 Limitations on Deferrals. The following limitations on deferrals shall apply:

(a) Minimum Deferrals. The minimum deferral amount for each of the basic forms of deferral in Section 3.3 (a), (b) or (c) above is $2,000 for any Plan Year.

(b) Maximum Deferrals. A Participant may not defer during any Plan Year any amount of base salary that is below the contribution and benefit base under Section 230 of the Social Security Act, in effect on the first day of the Plan Year.

(c) Waiver; Committee Discretion. The Committee may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing minimum and maximum limits for any Participant or group of Participants, for any reason.

3.5 Modification of Deferral Commitments. The Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, upon a finding that the Participant has suffered a Financial Hardship.

3.6 Commencement of Deferral Commitment. A Deferral Commitment shall be deemed to commence as of the first day of the Plan Year covered by the Deferral Election for such Deferral Commitment.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts. For record-keeping purposes only, an Account shall be maintained for each Participant. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 4.3 from the date of deferral through the Valuation Date.

4.2 Elective Deferred Compensation. A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as of the date when the compensation would have been paid but for the Deferral Commitment. Any withholding of taxes or other amounts with respect to deferred compensation that is required by federal, state or local law shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s Deferral Commitment or Account and such Deferral Commitment or Account being reduced thereby.

4.3 Crediting Rate. Accounts shall be credited with earnings and losses as of each Valuation Date from the dates when deferred amounts are credited to Accounts based on the balance of each Account. Earnings and losses credited to each Account shall be based on the Participant’s choices among the Declared Rate and the Variable Fund Options, subject to the terms of this Section. On and after January 1, 2002, Participants and Beneficiaries may elect to change investment elections at least quarterly but Participants and Beneficiaries shall not be permitted to reallocate amounts between the Declared Rate and the Variable Fund Options.

(a) Compensation Deferred Before January 1, 2002 (T-Note Rate or Declared Rate).

(i) Earnings During Participant’s Lifetime. During a Participant’s lifetime, all compensation deferred by the Participant before January 1, 2002 will be credited with earnings on a monthly basis at the applicable T-Note Rate for periods prior to January 1, 2002 or the applicable Declared Rate for all periods after January 1, 2002, subject to increase pursuant to Section 5.1.

(ii) Earnings After Participant’s Death. Following a Participant’s death, all compensation deferred by the Participant before January 1, 2002 will be credited with interest on a monthly basis during each Plan Year at one hundred percent (100%) of the applicable T-Note Rate for periods prior to January 1, 2002, or the applicable Declared Rate for periods after January 1, 2002.

(b) Compensation Deferred On Or After January 1, 2002 (Declared Rate or Variable Fund Options).

(i) Earnings or Losses During Participant’s Lifetime. During a Participant’s lifetime, all compensation deferred by the Participant on or after January 1, 2002 will be credited as elected by the Participant with earnings or losses that may accrue at either (x) the Declared Rate applicable to that Plan Year subject to increase pursuant to Section 5.1 or (y) based on the performance of the Variable Fund Options.

(ii) Earnings or Losses After Participant’s Death. Following a Participant’s death, all compensation deferred by the Participant on or after January 1, 2002 will be credited with earnings or losses that may accrue at either (x) one hundred percent (100%) of the Declared Rate applicable to that Plan Year or (y) based on the performance of the Variable Fund Options elected by the Participant’s Beneficiary.

4.4 Determination of Accounts. A Participant’s Account as of each Valuation Date shall consist of the total balance of the Participant’s Account as of the immediately preceding Valuation Date, increased by the Participant’s Elective Deferred Compensation and earnings credited to such Account and reduced by losses sustained by any Variable Fund Options selected by the Participant or by distributions made from such Account since the immediately preceding Valuation Date.

4.5 Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to such Participant’s Account.

4.6 Statement of Accounts. Once an Account balance is established, the Company shall submit to each Participant periodic statements setting forth the balance to the credit of the Account maintained for the Participant.

4.7 Retirement Plan Make-Up. If a Participant is entitled to receive a benefit under the Retirement Plan, a supplemental pension benefit shall be paid under this Plan as follows:

(a) The supplemental pension benefit shall be an amount equal to:

(i) The maximum life annuity to which the Participant would be entitled under the Retirement Plan if the Participant had not deferred amounts under this Plan (without regard to the application of the compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code or the benefit limitation imposed by Section 415 of the Internal Revenue Code);

LESS:

(ii) The maximum life annuity to which the Participant would then be entitled under the Retirement Plan (without regard to the application of the compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code or the benefit limitation imposed by Section 415 of the Internal Revenue Code).

Notwithstanding the above, no payment shall be made under this Plan to the extent such benefits are payable by any other nonqualified defined benefit retirement plan or arrangement sponsored by the Employer.

Some of the Participants under this Plan own interests in life insurance policies (the “Policies”) under the Mellon Bank Senior Executive Life Insurance Plan. The Retirement Plan Make-Up benefit payable under this Plan shall be reduced by the Participant’s interest in the cash value of the Policies, except to the extent otherwise applied to reduce other benefits payable to the Participant. The Participant’s interest in the cash value of the Policies shall be applied first to offset supplemental retirement benefits payable to a Participant under an employment agreement, if any; next to offset any Retirement Plan Make-Up benefit payable to the Participant under Section 4.7 of this Plan; next to offset any benefits payable to the Participant under the Mellon Bank IRC Section 401(a)(17) Plan; and then to offset any benefits payable to the Participant under the Mellon Bank Benefit Restoration Plan.

The Retirement Plan Make-Up benefit payable under this Plan shall be reduced by the Participant’s interest in the cash value of the Policies (to the extent not applied to reduce other benefits) as follows: The lump sum Retirement Plan Make-Up benefit which is payable under Section 4.7 of this Plan shall be reduced by subtracting the Participant’s interest in the cash value of the Policies (to the extent not applied to reduce other benefits) as of the date when the Employer will either pay the lump sum Retirement Plan Make-Up benefit pursuant to Section 4.7(b) below or credit such lump sum amount to a Retirement Plan Make-Up Account pursuant to Section 4.7(c) below.

(b) The Employer shall pay the supplemental pension benefit to the Participant in a lump sum when the Participant’s benefit commences under the Retirement Plan. Upon a Participant’s Termination of Employment before Normal or Early Retirement, at the Committee’s discretion the Employer may pay the supplemental pension benefit to the Participant in a lump sum as soon as practicable following such Termination of Employment. The lump sum amount shall be calculated using the actuarial equivalence factors in the Retirement Plan applicable to benefits accruing thereunder at the date of payment, or the factors in effect at the time of the Retirement Plan’s termination if such termination occurs prior to the date of payment.

(c) Notwithstanding Section 4.7(b) above, in lieu of a lump sum a Participant may elect to receive the supplemental pension benefit after Normal or Early Retirement in annual installment payments over a payment period of up to 15 years. An election to receive the supplemental pension benefit in annual installment payments shall be made in the same manner and subject to the same restrictions and penalties as provided in Section 5.2 and payments of the supplemental pension benefit shall commence when the Participant’s retirement benefit commences under the Retirement Plan.

If the Participant elects to receive the supplemental pension benefit in annual installment payments, the Employer shall establish a Retirement Plan Make-Up Account when the Participant’s retirement benefit commences under the Retirement Plan and shall credit to this Account the lump sum amount of the supplemental pension benefit which would otherwise have been paid to the Participant under Section 4.7(b) above. A participant shall be 100% vested in the amount credited to his or her Retirement Plan Make-Up Account. Earnings will be credited on a Retirement Plan Make-Up Account at the same rate as other Accounts in accordance with Section 4.3 at such times and in such manner as the Committee may determine.

If a Participant dies before age 55, the Employer will pay to the Participant’s Beneficiary the lump sum amount that would have been paid to the Participant under Section 4.7(b) above. If a Participant dies on or after age 55 but before pension benefits have commenced under the Retirement Plan, when survivor pension benefits commence under the Retirement Plan the Employer will pay to Participant’s Beneficiary a supplemental pension benefit based on the payout elected by the Participant under this Section. If a Participant dies after the commencement of installment payments of the supplemental pension benefit, the Employer will pay to the Participant’s Beneficiary the remaining installments of any such benefit that would have been paid to the Participant had the Participant survived. After the Participant’s death, interest shall be credited on the Retirement Plan Make-Up Account for each Plan Year with one hundred percent (100%) of the T-Note Rate (if death occurs before January 1, 2002) or the Declared Rate in accordance with the Participant’s elections (if death occurs on or after January 1, 2002) that is applicable to that Plan Year. If the Participant or his or her Beneficiary elects any Variable Fund Options, the Retirement Plan Make-Up Account will be increased or reduced by one hundred percent (100%) of the gains or losses earned for the applicable Plan Year by the elected Variable Fund Options.

A Participant or Beneficiary who is receiving installment payments of the supplemental pension benefit may request hardship distributions in accordance with Section 5.5 or may elect to receive a payment in a lump sum in accordance with and subject to a penalty as provided in Section 5.8(b).

(d) The calculation under Section 4.7(a) of this Plan shall also take into account compensation deferred into the Deferred Compensation Plan for U.S. Senior Staff of Buck Consultants, Inc.; provided, however, that for Participants who were members of the Employees’ Retirement Plan of George B. Buck Consulting Actuaries, Inc. on July 1, 1997, and who have continued in the employment of the Company or any other Subsidiary, such calculation shall not be based on service rendered prior to July 1, 2001. Persons who become entitled to receive a Retirement Plan Make-Up benefit under this paragraph (d) shall be deemed to be Participants in this Plan for the purpose of receiving payment of such benefit.

4.8 Retirement Savings Plan Make-Up. For each Plan Year, the Employer shall credit to the Retirement Savings Plan Augmentation Account of any Participant an amount equal to the amount by which the Employer matching or discretionary contribution that would otherwise have been made by any Employer to the Retirement Savings Plan for such Participant for the Plan Year is reduced by reason of the reduction in the Participant’s compensation for the Plan Year due to deferrals under this Plan. The Employer’s contribution shall be credited to the Retirement Savings Plan Augmentation Account following the end of each Plan Year. A Participant’s interest in any credit to his or her Retirement Savings Plan Augmentation Account and earnings thereon shall vest at the same rate and at the same time as would have been the case had such contribution been made to the Retirement Savings Plan. Interest will be credited on a Retirement Savings Plan Augmentation Account at the same rate as other Accounts in accordance with Section 4.3 at such times and in such manner as the Committee may determine.

Upon Normal or Early Retirement, Disability, death or other Termination of Employment, the Employer shall pay to the Participant (or his or her Beneficiary in the event of the Participant’s death) an amount equal to the value of the Participant’s vested balance in his or her Retirement Savings Plan Augmentation Account in one lump sum payment.

Participants who in any Plan Year are not entitled to receive an Employer contribution in the Retirement Savings Plan will not be entitled to receive an Employer contribution under this Plan to a Retirement Savings Plan Augmentation Account for such Plan Year.

4.9 Retirement Plan and Retirement Savings Plan Offsets. If a Participant receives a distribution of benefits under this Plan which results in an increase in either (i) the pension benefit which will be payable to the Participant under the Retirement Plan or any other qualified or non-qualified defined benefit plan or arrangement of an Employer or (ii) the Employer contributions which will be made on behalf of the Participant under the Retirement Savings Plan or any other qualified or non-qualified defined contribution plan or arrangement of an Employer, an adjustment will be made to reduce the Participant’s Account balance(s) under this Plan in order to offset the increase in his or her benefits under such other plans and arrangements.

The Participant’s Account balance(s) under this Plan shall be reduced upon his or her Termination of Employment by a lump sum amount which is actuarially equivalent to the increased pension benefits which will be payable to the Participant under the Retirement Plan and any other qualified or non-qualified defined benefit plan or arrangement of an Employer on account of the distribution of benefits under this Plan. The lump sum amount shall be calculated using the actuarial equivalence factors in the Retirement Plan applicable to benefits accruing thereunder at the date of the Participant’s Termination of

Employment, or the factors in effect at the time of the Retirement Plan’s termination if such termination occurs prior to the Participant’s Termination of Employment.

The Participant’s Account balance(s) under this Plan shall also be reduced as of the end of each Plan Year by a lump sum amount which is equal to the increased Employer contributions which were made on behalf of the Participant for such Plan Year under the Retirement Savings Plan or any other qualified or non-qualified defined contribution plan or arrangement of an Employer on account of the distribution of benefits under this Plan.

ARTICLE V

PLAN BENEFITS

5.1 Plan Benefit. If a Participant has a Termination of Employment for any reason including Disability or death, the Company shall pay a Plan benefit equal to the Participant’s Account, as determined below:

(a) Fully Enhanced T-Note Rate or Declared Rate. Unpaid Account balances of Participants who have a Termination of Employment upon Normal Retirement, death or at any time after a Change in Control shall be credited retroactively for each Plan Year on the Valuation Date immediately preceding commencement of payment of benefits with respect to such Account balances with one hundred thirty-five (135%) of (i) the T-Note Rate, for periods before January 1, 2002, or (ii) the Declared Rate, if and to the extent elected, for periods after January 1, 2002.

(b) Enhanced T-Note Rate or Declared Rate. Unpaid Account balances of Participants who have a Termination of Employment before Normal Retirement and prior to a Change in Control, for reasons other than death, shall be credited retroactively for each Plan Year on the Valuation Date immediately preceding commencement of payment of benefits with respect to such Account balances with a percentage of (i) the T-Note Rate, for periods before January 1, 2002, or (ii) the Declared Rate, if and to the extent elected, for periods after January 1, 2002, based on the Participant’s completed years of Continuous Service from his or her date of hire, including years of Continuous Service before the Effective Date of this Plan, as follows:

Completed Years of Continuous Service	% of T-Note Rate or Declared Rate
Less Than 3	100%
3 or More	125%
5 or More	130%
7 or More	135%

(c) Duration. The interest rates provided under Sections 5.1(a) and (b) above shall be payable until the Participant’s Accounts are distributed in full except in the event of the Participant’s death. After the Participant’s death interest shall be credited pursuant to Section 4.3(a) (ii) or Section 4.3(b)(ii).

5.2 Retirement Benefit.

(a) Election of Retirement Benefit. A Participant may file a Deferral Election to defer compensation and receive benefits from his or her Account following Termination of Employment upon Normal or Early Retirement. A Participant may elect up to three benefit payment options, each covering any whole percentage of his or her Account balance at retirement and specifying a date of commencement and duration of payments. A Participant’s election of payment options shall be irrevocable, except as follows:

(i) Subject to the approval of the Committee, a Participant shall be permitted to file one new payment election per year which will supersede his or her original election (A) at any time more than 12 months prior to his or her Normal or Early Retirement without penalty and (B) at any time during the 12 months preceding his or her Normal or Early Retirement subject to a penalty, which shall be forfeited to the Company, equal to six percent (6%) of the portion of the Account balance affected by the change. A new election which is filed within the aforesaid time limits will become effective upon the Participant’s Normal or Early Retirement. In the event that a Participant accelerates his or her Normal or Early Retirement thereby causing a previously filed payment election to have been made within 12 months preceding Normal or Early Retirement, the next preceding timely payment election filed by the Participant shall be followed unless the Participant elects to have the six percent (6%) penalty of Section 5.2(a)(i)(B) above apply.

(ii) A Participant who has elected payments in installments may request in writing a payment in a lump sum, at any time after Normal or Early Retirement, of the amount of his or her Account balance which is reasonably necessary to meet the Participant’s requirements due to a Financial Hardship.

(iii) A Participant may elect to receive a payment in a lump sum at any time, subject to a penalty, as provided in Section 5.8(b).

(b) Forms of Retirement Benefit Payment. The available forms of payment after Normal or Early Retirement are as follows:

(i) One lump sum payment.

(ii) For anyone retiring before January 1, 2002, monthly installment payments in approximately equal payments of principal and interest over a payment period of 60, 120 or 180 months, as elected by the Participant. The amount of the monthly installments shall be redetermined effective as of January 1 of each year based on the remaining Account balance and the remaining number of installment payments.

(iii) For anyone retiring on or after January 1, 2002, annual installments in approximately equal payments of principal and earnings, if any, over a payment period of up to 15 years, as elected by the Participant. The payment of the annual installments shall begin January 1 of the year following the Participant’s Normal or Early Retirement and the amount shall be redetermined effective as of January 1 of each year based on the remaining Account balance and the remaining number of installment payments.

(c) Commencement of Retirement Benefit Payment. The available commencement dates for payment of benefits from a Participant’s Account are as follows:

(i) For anyone retiring before January 1, 2002, upon Normal or Early Retirement.

(ii) For anyone retiring on or after January 1, 2002, January 1 following Normal or Early Retirement; provided, however, that lump sum payments may be made immediately following Normal or Early Retirement.

(iii) Any January following Normal or Early Retirement; provided, however, that no payment may commence later than the January of the year in which the Participant attains age 70.

(iv) For anyone retiring before January 1, 2002, the later of Normal or Early Retirement and the date the Participant attains age 60, 65 or 70.

(v) For anyone retiring on or after January 1, 2002, January 1 following the later of Normal or Early Retirement and the attainment of any age elected by Participant up to age 70.

If a Participant does not elect a benefit payment option, Plan benefits from his or her Account will be paid in annual installments over 15 years, commencing in January of the year following Early Retirement.

5.3 Form of Benefit Payment Upon Termination of Employment. Termination benefits payable upon a Participant’s Termination of Employment before Normal or Early Retirement for reasons other than Disability or death shall be paid in a lump sum or up to three equal annual installments, at the Committee’s discretion, following Termination of Employment. If the benefit is paid over three years, Participant’s entire unpaid Account balance will be credited with interest following Termination of Employment at the T-Note Rate as enhanced by completed years of Continuous Service under Section 5.1(b).

5.4 Survivor Benefits.

(a) Pre-Retirement Survivor Benefits. If a Participant dies while in employment with an Employer (or while suffering from a Disability prior to attaining age 55) prior to complete distribution of his or her Account balance, the Employer will pay the balance remaining in such Account to the Participant’s Beneficiary. Such payment will be made as a lump sum or as an annual benefit payment for the longer of ten (10) years or until the Participant would have been age 65, as elected by the Participant on a form prescribed by the Committee for designation of form of payment of survivor benefits. The Participant may change such election at any time by filing a new election form for designation of survivor benefits.

If a Participant dies while in employment with an Employer after complete distribution of his or her Account balance, no survivor benefit will be payable to the Participant’s Beneficiary under the Plan.

(b) Post-Retirement Survivor Benefits. If a Participant dies after Early or Normal Retirement but before commencement of payment of retirement benefits with respect to his or her Account, the Employer will pay to the Participant’s Beneficiary the installments of any such benefit that such Participant’s Beneficiary would have received with respect to such Participant’s Account had the Participant commenced to receive retirement benefits on the day prior to such Participant’s death. Payments will commence upon the Participant’s death, irrespective of when retirement benefits would have commenced if the Participant had survived. Such payments shall be made in accordance with the method of payment that the Participant had elected for payment of his or her Account.

If a Participant dies after the commencement of payment of retirement benefits with respect to his or her Account, the Employer will pay to the Participant’s Beneficiary the remaining installments (as scheduled) of any such benefit that would have been paid to the Participant had the Participant survived.

(c) Interest. If the Participant dies during employment with an Employer, the amount payable with respect to the Participant’s Account shall be determined by retroactively crediting interest, earnings and losses through the date of the Participant’s death, in accordance with Participant’s elections, with (i) one hundred thirty-five percent (135%) of the T-Note Rate or the Declared Rate applicable to the Plan Year or (ii) earnings or losses based on the performance of the Variable Fund Options elected by the Participant. After the Participant’s death interest shall be credited for each Plan Year at one hundred percent (100%) of the T-Note Rate (if death occurs before January 1, 2002) or the Declared Rate in accordance with the Participant’s elections (if death occurs on or after January 1, 2002) that is applicable for that Plan Year. If Participant or his or her Beneficiary elects any Variable Fund Options, the Account will be increased or reduced by one hundred percent (100%) of the gains or losses earned for the applicable Plan Year by the elected Variable Fund Options.

(d) Death of Survivor. Upon the death of a Participant’s Beneficiary, the amount of any survivor benefit remaining payable to such Beneficiary will be paid in a lump sun to the Beneficiary’s estate or personal representative. The lump sum amount for any Pre-Retirement Survivor Benefit remaining payable will be determined by taking the present value of the remaining payments using such discount rate as the Committee may determine, provided that such rate will not be greater than the T-Note Rate or the Declared Rate applicable for the Plan Year.

5.5 Hardship Distributions. Upon finding that a Participant or Beneficiary has suffered a Financial Hardship, the Committee may, in its sole discretion, make distributions from his or her Account prior to the time specified for payment of benefits under the Plan. The amount of such distributions shall be limited to the amount reasonably necessary to meet the Participant’s or Beneficiary’s requirements during the Financial Hardship. Applications for hardship distributions and determinations thereon by the Committee shall be in writing, and a Participant or Beneficiary may be required to furnish written proof of the Financial Hardship.

A Participant’s entire Account balance will be distributed whenever a hardship distribution would amount to more than seventy-five percent (75%) of such Account. Following a complete distribution of a Participant’s Account balance, the Participant and his or her Beneficiary will be entitled to no further benefits under the Plan. Amounts paid to a Participant pursuant to this Section 5.5 shall be treated as distributions from the Participant’s Account.

5.6 Disability. If a Participant suffers a Disability, the Participant’s Deferral Commitments will cease except for any long-term incentive bonuses which may be payable thereafter. The Participant’s Account under the Plan will continue, and the Participant will continue to receive credit for years of Continuous Service for purposes of Section 5.1(b). The Participant’s Account balance will be distributed in accordance with the method of payment that the Participant has elected for payment of Early Retirement benefits. Notwithstanding the foregoing, such distribution may be delayed if the Committee determines that such distribution would result in a reduction of any disability benefits payable to the Participant under disability plans sponsored by the Employer. The Committee shall make appropriate adjustments on account of any delayed payments to ensure that the Participant receives payments which are actuarially equivalent to the payments which were otherwise due to him or her under this Plan.

5.7 Valuation and Settlement. The date on which a lump sum is paid or the date on which installment payments commence shall be the “Settlement Date”. The Settlement Date for an Account shall be no more than ninety (90) days after the last month in which the Participant or his or her Beneficiary becomes entitled to payments on account of Normal or Early Retirement, other Termination of Employment or death, unless the Participant elected to defer commencement of payments following Normal or Early Retirement to a later date in the election form for designation of form of payment for his or her Account. The Settlement Date for an Early Distribution or delayed payments following Normal or Early Retirement shall be the month which the Participant elected for commencement of such payments in the election form for designation of form of payment for his or her Account. The amount of a lump sum payment and the initial amount of installment payments shall be based on the value of the Participant’s Account as of the Valuation Date at the end of the immediately preceding month before the Settlement Date. For example, the Valuation Date at the end of December shall be used to determine lump sum payments and the initial amount of installment payments which will be made in the following January.

5.8 Change in Control and Lump Sum Payments.

(a) Subject to the provisions of Section 5.8(b) hereof, upon (i) dissolution on liquidation of the Company, (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, (iii) the sale of all or substantially all the assets of the Company, or (iv) any other event which constitutes a Change in Control as defined in Section 5.8(c), the interests of all then remaining Participants shall continue, and provisions shall be made in connection with such transaction for the continuance of the Plan and the assumption of the obligations of the Company under the Plan by the Company’s successor(s) in interest.

(b) Notwithstanding any other provisions of the Plan, at any time during a Window Period before a Change in Control or at any time after a Change in Control a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of up to 100% of his or her Account balance, reduced by a penalty, which shall be forfeited to the Company equal to ten percent (10%) before a Change in Control or six percent (6%) after a Change in Control, applied against the portion of the Account balance withdrawn, in lieu of payments in accordance with the form previously elected by the Participant. However, the penalty shall not apply if the Committee determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision the Participant has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her, or to his or her beneficiary, of Plan benefits. The minimum lump sum payment shall be $50,000.00 or the entire balance of any Account, whichever is less.

A Participant who receives a lump sum payment will be credited with interest on his or her Account balance at the rates established under Section 5.1(b) of the Plan based on the Participant’s completed years of Continuous Service prior to the lump sum payment. Following a complete distribution of a Participant’s entire Account balance, a Participant and his or her Beneficiary will be entitled to no further benefits under the Plan. Whenever a Participant receives a lump sum payment under this Section 5.8(b) or Section 9.1, the Participant will be deemed to elect to revoke all Deferral Commitments and to discontinue all deferrals under the Plan effective as of the date of the lump sum payment. The Participant will be precluded from electing new Deferral Commitments under the Plan for a minimum period of one year following receipt of the lump sum payment.

(c) A “Change in Control” shall mean:

(i) The occurrence with respect to the Corporation of a “control transaction”, as such term is defined in Section 2542 of the Pennsylvania Business Corporation Law of 1988, as of August 15, 1989; or

(ii) Approval by the stockholders of the Corporation of (a) any consolidation or merger of the Corporation where either (1) the holders of voting stock of the Corporation immediately before the merger or consolidation will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation or (2) the Incumbent Directors immediately before the merger or consolidation will not hold more than 50% (rounded to the next whole person) of the seats on the board of directors of the continuing or surviving corporation, or (b) any sale, lease or exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or

(iii) A change of 25% (rounded to the next whole person) in the membership of the Board of Directors within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period (a) was approved by the vote of 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period and (b) was not as a result of an actual or threatened election with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors. As used in this Section 5.8, the term “Incumbent Director” means as of any time a director of the Corporation (x) who has been a member of the Board of Directors continuously for at least 12 months or (y) whose election or nomination as a director within such period met the requirements of clauses (a) and (b) of the preceding sentence.

(d) Notwithstanding any other provision of this Plan, without the written consent of the Participant (or Beneficiary of a deceased Participant) affected thereby, the Company may not amend or terminate this Plan:

(i) For a period of twenty-four (24) months following a Change in Control; or

(ii) At any time thereafter, in any manner which affects any Participant (or Beneficiary of a deceased Participant) who receives payments of benefits under this Plan or has a Termination of Employment for any reason at any time during the period of twenty four (24) months following the Change in Control.

5.9 Continuous Service. Continuity of service shall be determined in accordance with the following rules:

(a) A leave of absence not in excess of one year, granted by a Participant’s Employer for any purpose, including but not limited to, sickness, accident or other casualty, shall not be considered a break in continuity of service.

(b) Any Participant who has entered, or enters, the Armed Forces of the United States in a period of national emergency, declared by the President or Congress of the United States, shall be presumed to be on leave of absence, provided he returns to the employ of his or her Employer within ninety (90) days of the date on which he shall have the right to release from such service, or from the hospital in event of service caused disability, without intervening employment elsewhere.

(c) A Participant who transfers his or her employment from one Employer to any other Employer is not deemed to have caused a break in continuity of service. Any other dismissal or voluntary Termination of Employment shall be deemed a break in continuity of service.

(d) Absence from work or interruption of employment not covered by the foregoing provisions of this Section shall be determined by the employing Employer to be, or not to be, a break in continuity of service at the time of return to work or re-employment.

5.10 Distributions from General Assets. The Employer shall make any or all distributions pursuant to this Plan in cash out of its general assets.

5.11 Withholding and Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, foreign, state or local law.

5.12 Payment to Guardian. If a benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Committee may require proof of minority, incompetency, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

5.13 Small Benefit. Notwithstanding any election made by the Participant, the Committee, in its sole discretion, may direct payment of any benefit in the form of a lump sum payment to the Participant or any Beneficiary, if the lump sum amount of the Account balance which is payable to the Participant or Beneficiary when payments to such Participant or Beneficiary would otherwise commence is less than $50,000.00 in the aggregate payable to the Participant or any Beneficiary.

5.14 Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder with respect to such Participant or his or her Beneficiary, provided that, in the Company’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any such action, misstatement or nondisclosure.

5.15 Notices and Elections. Any notice or election required or permitted to be given to the Company or the Committee under the Plan shall be sufficient if in writing on a form prescribed or accepted by the Committee and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the Human Resources Department of the Company. Such notice or election shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

ARTICLE VI

DESIGNATION OF BENEFICIARY

6.1 Designation of Beneficiary. Each Participant shall have the right to designate a Beneficiary or Beneficiaries to receive his or her interest in each of his or her Accounts upon his or her death. Such designation shall be made on a form prescribed by and delivered to the Company. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation.

6.2 Failure to Designate Beneficiary. If a Participant shall fail to designate a Beneficiary before his or her demise, or if no designated Beneficiary survives the Participant, the Committee shall direct the Company to pay the balance in his or her Account in a lump sum to the executor or administrator for his or her estate; provided, however, if no executor or administrator shall have been appointed, and actual notice of said death was given to the Committee within sixty (60) days after his or her death, and if his or her Account balance does not exceed Ten Thousand Dollars ($10,000), the Committee may direct the Company to pay his or her Account balance to such person or persons as the Committee determines, and the Committee may require such proof of right and/or identity of such person or persons as the Committee may deem appropriate or necessary.

ARTICLE VII

FORFEITURES TO COMPANY

7.1 Distribution of Participants’ Interest When Company is Unable to Locate Distributees. In case the Company is unable within three (3) years after any payment is due to a Participant, or within three (3) years after payment is due to the Beneficiary or estate of a deceased Participant, to make such payment to him or her or his or her Beneficiary, executor or administrator because it cannot ascertain his or her whereabouts or the identity or whereabouts of his or her Beneficiary, executor or administrator by mailing to the last known address shown on the Employer’s or the Company’s records, and neither he or she, his or her Beneficiary, nor his or her executor or administrator had made written claim therefore before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Company. No interest shall accrue on any payment after its due date.

ARTICLE VIII

MAINTENANCE OF ACCOUNTS

The Company shall keep, or cause to be kept, all such books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Plan, and properly to reflect the affairs thereof, and to determine the nature and amount of the interests of the respective Participants in each Account.

The Company is not required to physically segregate any assets with respect to the Accounts under this Plan from any other assets of the Company and may commingle any such assets with any other moneys, securities and properties of any kind of the Company. Separate accounts or records for the respective Participants’ interests shall be maintained for operational and accounting purposes, but no such account or record shall be considered as creating a lien of any nature whatsoever on or as segregating any of the assets with respect to the Accounts under this Plan for any other funds or property of the Company.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendment. The Human Resources Committee of the Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued (including earnings at the appropriate interest rate) in any Account to the date of such amendment. Notwithstanding anything in the preceding sentence to the contrary, the Committee shall have the power to amend the Plan to the extent authorized by Section 2.2.

Upon a prospective amendment to reduce the formula for determining the future interest rate, 30 days’ advance written notice shall be given to each Participant. Following such an amendment to reduce the formula for determining the future interest rate and the giving of notice to the Participant, the Participant may elect to (i) terminate an ongoing Deferral Commitment without penalty and/or (ii) receive an immediate lump sum payment of the balance of his or her Account, reduced by a penalty, which shall be forfeited to the Employer, equal to six percent (6%) of the balance of such Account in lieu of payments in accordance with the form previously elected by the Participant. However, the six percent (6%) penalty shall not apply if it would not have applied under Section 5.9(b). The Participant may make such an election by notifying the Committee in writing within sixty (60) days following receipt of notice of the amendment to reduce the interest rate.

9.2 Company’s Right to Terminate. The Human Resources Committee of the Board may partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan or potential payments thereunder would not be in the best interests of the Company.

(a) Partial Termination. The Human Resources Committee of the Board may partially terminate the Plan by instructing the Committee not to accept any additional or ongoing Deferral Commitments. In the event of such partial termination, the Plan shall continue to operate on the same terms and conditions and, unless the Human Resources Committee of the Board instructs the Committee not to accept ongoing Deferral Commitments, shall be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b) Complete Termination. The Human Resources Committee of the Board may completely terminate the Plan. In the event of complete termination, the Plan shall cease to operate, and the Employer shall pay out to each Participant (or the Beneficiary of a deceased Participant) his or her Accounts in either a lump sum payment or up to three equal annual installments, at the Employer’s discretion, as if the Participant had terminated service as of the effective date of the complete termination. Interest shall continue to be paid on the balance in each Participant’s Account in accordance with Section 4.3.

ARTICLE X

SPENDTHRIFT PROVISIONS

The Employer shall, except as otherwise provided hereunder, pay all amounts payable hereunder only to the person or persons entitled thereto hereunder, and all such payments shall be made directly into the hands of each such person or persons and not into the hands of any other person or corporation whatsoever, so that said payments may not be liable for the debts, contracts or engagements of any such designated person or persons, or taken in execution by attachment or garnishment or by any other legal or equitable proceedings, nor shall any such designated person or persons have any right to alienate, arbitrate, execute, pledge, encumber, or assign any such payments or the benefits or proceeds thereof. If the person entitled to receive payment be a minor, or a person of unsound mind, whether or not adjudicated incompetent, the Employer, upon direction of the Committee, may make such payments to such person or persons, corporation or corporations as may be, or be acting as, parent or legal or natural guardian of such infant or person of unsound mind. The signed receipt of such person or corporation shall be a full and complete discharge to the Employer for any such payments.

ARTICLE XI

MISCELLANEOUS

11.1 Right of Employers to Dismiss Employees; Obligations. Neither the action of the Company and the Employers in establishing this Plan, nor any provisions of this Plan, shall be construed as giving any employee the right to be retained in his or her Employer’s employ, or any right to any payment whatsoever except to the extent of the benefits provided for by this Plan. The Employers expressly reserve their right at any time to dismiss any employee without any liability for any claim against the Employers, or any of them, for any payment whatsoever except to the extent provided for in this Plan. The Employers, or any of them, have no obligation to create any other or subsequent deferred compensation plan for any employees.

11.2 Title to and Ownership of Assets Held for Accounts. Title to and ownership of all assets held for any Accounts shall be vested in the Employer and shall constitute general assets of the Employer.

11.3 Nature of Liability to Participants. Any and all payments required to be made by the Employer to Participants in the Plan shall be general and unsecured liabilities of the Employer.

11.4 Text of Plan to Control. The headings of the Articles and Sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of this Plan, the text shall control. This Plan document sets forth the complete terms of the Plan. In the event of any discrepancies or conflicts between this Plan document and any summary or other information regarding the Plan, the terms of this Plan document shall apply and control.

11.5 Law Governing and Severability. This Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania, other than any choice of law rules calling for the application of laws of another jurisdiction. If any provisions of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

11.6 Name. This Plan may be referred to as the “Mellon Financial Corporation Elective Deferred Compensation Plan”.

11.7 Gender. The masculine gender shall include the feminine, and the singular shall include the plural, except when the context expressly dictates otherwise.

11.8 Trust Fund. The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Employer. Any such trust may also provide benefits under other benefit plans of the Company or any Employer.

11.9 Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of ERISA or Regulations thereunder, such Participant will not be eligible to participate in this Plan and shall receive an immediate lump sum payment equal to the vested portion of the amounts standing credited to his or her Accounts. Upon such payment no survivor benefit or other benefit shall thereafter be payable under this Plan either to the Participant or any Beneficiary of the Participant.

IN WITNESS WHEREOF, the Company has caused this amended Plan to be executed this 26th day of September, effective as of September 15, 2003.

ATTEST:		MELLON FINANCIAL CORPORATION

/s/ Carl Krasik	By:	/s/ Lisa B. Peters
Carl Krasik		Lisa B. Peters
Secretary		Head of the Human Resources Department
Mellon Bank, N.A.